Exhibit 99.1

N  E  W  S   R  E  L  E  A  S  E

Contact: Robert Higginbotham
Vice President, Investor Relations
robert.higginbotham@footlocker.com
(212) 720-4600

FOOT LOCKER, INC. REPORTS 2022 SECOND QUARTER RESULTS; UPDATES 2022 OUTLOOK

•	Solid second quarter sales and earnings compared to record results in 2021
•	Total sales decreased 9.2% from 2021 and increased 16.4% from 2019
•	Comparable-store sales decreased 10.3% year-over-year
•	EPS of $0.99 and Non-GAAP EPS of $1.10
•	Well positioned for Back-to-School season with high-quality, fresh product
•	Expect to achieve the lower end of original earnings guidance range
•	Repurchased $40 million of stock

NEW YORK, NY, August 19, 2022 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 30, 2022.

“Despite an increasingly challenging macroeconomic backdrop, we delivered a solid quarter against the favorable fiscal stimulus and promotional environment from last year,” said Richard Johnson, Chairman and Chief Executive Officer. “Driven by strong execution from our team and ongoing progress against our key objectives, we grew our sales 16.4% above levels from 2019.”

Mr. Johnson continued, “Our strategy of diversifying our brand portfolio and offering more choice continues to resonate with consumers and is enabling us to expand our customer base. We are confident that our operational excellence, our improving ability to fuel our customer’s desire for self-expression, and the secular trends driving our categories, put us in a strong position to navigate the expected ongoing macroeconomic headwinds in the back half of 2022.”

Second Quarter Results

The Company reported net income of $94 million, or $0.99 per share, for the 13 weeks ended July 30, 2022, compared with net income of $430 million, or $4.09 per share, for the corresponding prior-year period.

On a non-GAAP basis, the Company earned $1.10 per share, compared with non-GAAP earnings of $2.09 per share in the prior-year period. Please see the GAAP to non-GAAP reconciliation below.

Second quarter comparable-store sales decreased by 10.3% versus record sales levels from last year. Total sales decreased by 9.2%, to $2,065 million, compared with sales of $2,275 million in the second quarter of 2021. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter decreased by 6.1%.

Gross margin declined by 340 basis points compared with the prior-year period, driven mainly by higher markdowns, as the promotional environment started to normalize after last year’s unusually favorable backdrop, followed by supply chain costs, and occupancy deleverage.

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SG&A deleveraged by 210 basis points, driven mainly by labor inflation and the decline in sales.

Year-To-Date Results

For the first six months of the year, the Company posted net income of $227 million, or $2.36 per share on a GAAP basis, compared with $632 million, or $6.02 per share, for the corresponding period of 2021. On a non-GAAP basis, earnings per share for the six-month period totaled $2.71, compared to $4.05 per share in the prior year period in 2021. Year-to-date sales were $4,240 million, a decrease of 4.2% compared to the sales of $4,428 million in the corresponding six months of 2021. Year-to-date, comparable store sales decreased 6.2%, while total year-to-date sales, excluding the effect of foreign currency fluctuations, decreased by 1.7%.

Financial Position

As of July 30, 2022, merchandise inventories were $1,644 million, up 52% compared to the supply-constrained levels at the end of the second quarter last year. Current inventory quality and aging are healthy, positioning the Company well for the Back-to-School season and the third quarter overall. At quarter-end, the Company’s cash and cash equivalents totaled $386 million, while debt was $455 million.

During the second quarter of 2022, the Company repurchased 1.4 million shares of its stock for $40 million and paid a quarterly dividend of $0.40 per share, for a total of $38 million.

Financial Outlook

Andrew Page, Executive Vice President and Chief Financial Officer, said, “Following our solid results for the second quarter, against record results last year, we remain confident in our ability to achieve earnings within our original guidance range. But recognizing that the back half will likely see more pressure than we originally anticipated, we now expect to be at the lower end. Our balance sheet, real estate flexibility, and relationships with vendors all remain strategic assets that will aid us in navigating ongoing macroeconomic volatility while we continue to serve the sport and sneaker communities.”

The Company’s updated full-year 2022 outlook is summarized in the table below.

Metric	Prior Guidance	Updated Guidance	Commentary
Sales Change	Upper end of down 4% to 6%	Down 6% to 7%	Foreign exchange pressure Team Sales divestiture
Comparable Sales Growth	Upper end of down 8% to 10%	Down 8% to 9%
Square Footage Growth	Down 1% to 2%	Down 1% to 2%
Gross Margin	30.6% to 30.8%	31.1% to 31.2%	Better occupancy trends and supply chain costs Partially offset by higher markdowns
SG&A Rate	20.7% to 20.9%	21.3% to 21.4%	Ongoing inflation pressure
D&A	~$214 million	~$213 million
Interest	~$20 million	~$20 million
Tax Rate (Non-GAAP)	29% to 30%	30.0% to 30.5%
Non-GAAP EPS	Upper end of $4.25-$4.60	$4.25-$4.45	Lower end of original range
Capital Expenditures	Up to $275 million	Up to $275 million

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted income taxes and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

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Store Base Update

During the second quarter, the Company opened 34 new stores, remodeled or relocated 24 stores, and closed 50 stores.

As of July 30, 2022, the Company operated 2,799 stores in 28 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 148 franchised stores were operating in the Middle East and Asia.

Conference Call and Webcast

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday, August 19, 2022, to review these results and provide an update on the business. An investor presentation will be available under the Investor Relations section of the Company’s corporate website before the start of the conference call. This conference call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via the Investor Relations section of footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 5833077 through September 2, 2022. A replay of the call will also be available via webcast from footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 29, 2022 filed on March 24, 2022. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended July 30, 2022 and July 31, 2021

(In millions, except per share amounts)

	Second Quarter		Year-to-Date
	2022	2021	2022	2021
Sales	$2,065	$2,275	$4,240	$4,428
Cost of sales	1,411	1,477	2,846	2,881
Selling, general, and administrative expenses	452	450	915	868
Depreciation and amortization	51	48	105	93
Impairment and other charges	12	36	18	40
Income from operations	139	264	356	546

Interest expense, net	(5)	(2)	(10)	(4)
Other income / (expense), net	9	325	(13)	329
Income before income taxes	143	587	333	871
Income tax expense	49	157	107	239
Net income	94	430	$226	$632
Net loss attributable to noncontrolling interests	—	—	1	—
Net income attributable to Foot Locker, Inc.	$94	$430	$227	$632

Diluted earnings per share	$0.99	$4.09	$2.36	$6.02
Weighted-average diluted shares outstanding	95.1	105.2	96.1	105.1

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Effective with the first quarter of 2022, the Company excludes all gains or losses associated with the minority investments to arrive at non-GAAP earnings; previously only certain amounts were adjusted. Those amounts not previously excluded from non-GAAP earnings during 2021 represented $17 million ($12 million, after tax or $0.12 per share), $27 million ($20 million after tax or $0.19 per share), and $27 million ($20 million or $0.21 per share) for the second, third, and fourth quarters of 2021, respectively. For the full year, that represented income of $71 million ($52 million after tax or $0.50 per share) and was primarily related to our investment in Retailors, Ltd. Amounts recorded prior to 2021 were not significant. Non-GAAP financial measures that will be presented will exclude (i) minority investments, (ii) impairments and other charges, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how management compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

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Non-GAAP Reconciliation

(unaudited)

Periods ended July 30, 2022 and July 31, 2021

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2022	2021 (1)	2022	2021 (1)
Pre-tax income:
Income before income taxes	$143	$587	$333	$871
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (2)	12	36	18	40
Other income / expense (3)	(6)	(320)	18	(320)
Adjusted income before income taxes (non-GAAP)	$149	$303	$369	$591

After-tax income:
Net income attributable to Foot Locker, Inc.	$94	$430	$227	$632
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $3, $9, $5, and $10 million, respectively (2)	9	27	13	30
Other income / expense, net of income tax (expense)/benefit of $(3), $(84), $3 and $(84) million, respectively (3)	(3)	(236)	15	(236)
Tax reserves charge (4)	5	—	5	—
Adjusted net income (non-GAAP)	$105	$221	$260	$426

	Second Quarter		Year-to-Date
	2022	2021 (1)	2022	2021 (1)
Earnings per share:
Diluted earnings per share	$0.99	$4.09	$2.36	$6.02
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (2)	0.09	0.25	0.14	0.28
Other income / expense (3)	(0.03)	(2.25)	0.16	(2.25)
Tax reserves charge (4)	0.05	—	0.05	—
Adjusted diluted earnings per share (non-GAAP)	$1.10	$2.09	$2.71	$4.05

Notes on Non-GAAP Adjustments:

(1)	Non-GAAP results in the second quarter and year-to-date periods of 2021 previously disclosed were affected by the current year change in presentation of minority investments discussed above, which excluded $17 million of income ($12 million after tax or $0.12 per share) in each period.

(2)	For the second quarter of 2022, impairment and other charges included $9 million of transformation consulting, $1 million of acquisition integration costs, and $2 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges. For year-to-date 2022, impairment and other charges included $10 million of transformation consulting, $3 million of acquisition integration costs, and $5 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges.

For the second quarter of 2021, impairment and other charges included $39 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges associated with the decision to exit Footaction stores and an additional $4 million in other lease-related termination costs. Partially offsetting these losses was $11 million of additional insurance recovery related to the prior year social unrest losses, $7 million of which is classified as impairment and other charges as it related to the book value of losses recorded in 2020, with $4 million recorded in other income.

Also included in the year-to-date period of 2021 is a $2 million charge related to one of our minority investments and charges of $2 million primarily related to severance costs in connection with the reorganization of certain support functions.

(3)	Other income / expense for the second quarter of 2022 primarily consisted of an $18 million gain on the divestiture of the Team Sales business, partially offset by a $12 million loss on minority investments, primarily due to a change in fair value of the investment in Retailors, Ltd., a publicly-listed entity. The year-to-date 2022 amount also includes $24 million of additional losses on minority investments, primarily from Retailors, Ltd.

For the second quarter and year-to-date 2021, other income included $316 million of gains on minority investments, primarily related to a higher valuation on our investment in GOAT and the fair value adjustment of Retailors, Ltd. Other income also included $4 million of insurance recoveries.

(4)	In the second quarter of 2022, the Company recorded a $5 million charge related to the Company’s income tax reserves due to the resolution of a foreign tax settlement.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	July 30,	July 31,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$386	$1,845
Merchandise inventories	1,644	1,081
Other current assets	285	252
	2,315	3,178
Property and equipment, net	899	743
Operating lease right-of-use assets	2,526	2,569
Deferred taxes	74	108
Goodwill	773	158
Other intangible assets, net	432	16
Minority investments	736	728
Other assets	113	85
	$7,868	$7,585

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$596	$539
Accrued and other liabilities	435	474
Current portion of long-term debt and obligations under finance leases	6	102
Current portion of lease obligations	548	566
	1,585	1,681
Long-term debt and obligations under finance leases	449	10
Long-term lease obligations	2,287	2,363
Other liabilities	330	190
Total liabilities	4,651	4,244
Total shareholders' equity	3,217	3,341
	$7,868	$7,585

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 29,			July 30,	Relocations/
	2022	Opened	Closed	2022	Remodels
Foot Locker U.S.	802	15	42	775	16
Foot Locker Europe	626	11	7	630	12
Foot Locker Canada	95	1	5	91	—
Foot Locker Pacific	94	—	—	94	5
Foot Locker Asia	30	3	—	33	—
Kids Foot Locker	410	17	13	414	4
Lady Foot Locker	14	—	4	10	—
Champs Sports	525	1	14	512	3
Footaction	41	—	27	14	—
Sidestep	86	1	5	82	—
WSS	98	7	—	105	4
atmos	37	2	—	39	3
Total	2,858	58	117	2,799	47

Selling and gross square footage are as follows:

	July 31, 2021		July 30, 2022
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,372	4,133	2,363	4,079
Foot Locker Europe	1,027	2,177	1,104	2,284
Foot Locker Canada	254	415	250	411
Foot Locker Pacific	174	273	196	303
Foot Locker Asia	105	185	126	233
Kids Foot Locker	719	1,235	761	1,294
Lady Foot Locker	25	57	19	31
Champs Sports	1,896	2,965	1,890	2,958
Footaction	666	1,089	38	67
Sidestep	91	166	101	191
WSS (1)	—	—	1,035	1,301
atmos (2)	—	—	38	64
Total	7,329	12,695	7,921	13,216

(1)	The Company acquired 93 existing WSS stores in September 2021.
(2)	The Company acquired 38 existing atmos stores in November 2021.

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